For Immediate Release                        For
information, contact:
                                        Carrie Pillsbury,
214.891.2970


     Harold's Stores, Inc., Finalizes Acquisition of CMT
                      Enterprises, Inc.
 Acquisition gives clothier total control over product line

Dallas, TX, February 28, 2000 - Harold's Stores, Inc., continues to take strategic steps to streamline operations. The company today announced it has completed its acquisition of CMT Enterprises, Inc., a company exclusively devoted to product design, development and sourcing of Harold's clothing. As a result, Harold's now takes complete control of the product attitude and the design of its upscale apparel for ladies and men.

The acquisition combines the product creation into a cooperative merchant and creative environment, according to Frank Bober, the sole shareholder of CMT Enterprises, Inc., with whom Harold's has entered into a two-year consulting agreement. Mr. Bober has been involved in developing Harold's vertically integrated product manufacturing and sourcing programs for nearly 20 years.

"This is a situation of the sum being greater than its parts," said Bober. "Combining CMT's design and creative fabric sourcing team in New York with Harold's Dallas product development team results in a more focused and productive organization."

For the Harold's consumer, this acquisition brings the brand's personality to market with new styles more quickly. Harold's will not be required to spend time determining where to make its apparel and will be able to concentrate on what to make for the customer. More consistency in fit and product attitude and predictability in the supply chain will also result from the acquisition.

"Harold's wants to spend most of our attention on making the things the consumer sees," said Rebecca P. Casey, chairman and chief creative officer. "Now, as a result of the acquisition, we can more easily and more precisely delight the customer because we can go from vision to product much more fluidly."

"We realize the importance of having complete control of the design, sourcing and quality of our products," Casey continued. "We view this merger as a critical step toward achieving our company's strategic initiatives and competing as a recognized name in women's and men's upscale apparel in our markets."

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Harold's
Page 2


In the acquisition, Harold's has issued a promissory note to the sole shareholder of CMT Enterprises, Inc., in the principal amount of $2.54 million, payable with interest in 30 monthly installments and assumed long-term debt of $1.385 million. Harold's received approximately $400,000 of CMT assets and created a new, wholly owned manufacturing subsidiary.

Founded in 1948 and headquartered in Norman, Oklahoma, Harold's Stores, Inc., (AMEX symbol: HLD) currently operates 52 upscale men's and ladies' specialty stores in 22 states. On-line shopping is available at www.harolds.com. The company's Houston locations are known as "Harold Powell."

Harold's Stores, Inc., wishes to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward looking. This release contains forward-
looking   statements   that  are  subject   to   risks   and
uncertainties, including, but not limited to, the impact of competition, pricing pressure, product demand and market acceptance risks, mergers and acquisitions, reliance on key strategic alliances, the ability to attract and retain key employees, the availability of cash for growth, fluctuations in operating results, the ability to continue funding operating losses and other risks detailed from time to time
in   Harold's  filings  with  the  Securities  and  Exchange
Commission. These risks could cause the company's actual results for 2000 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Harold's Stores, Inc.

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